UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2019

PFSweb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28275	75-2837058
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Millennium Drive

Allen TX 75013

(Address of principal executive offices)

(972) 881-2900

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2019, PFSweb, Inc. (the “Company”) announced the appointment of Mr. Anu Jain as the Executive Vice President, General Manager of its LiveArea business unit.

Mr. Jain joins the Company from Think Big Analytics’ Americas, a Teradata company, where he served as the General Manager.

Mr. Jain, age 41, has an extensive background in consulting and digital transformation and will be an asset to the Company’s LiveArea segment of the business. Mr. Jain previously co-founded Janus consulting Partners, a consultancy company focused on information management, agile business intelligence and tax data management. Mr. Jain also held positions at IBM and at Deloitte Consulting, including Director and Chief People Officer for the technology practice.  Mr. Jain holds a Bachelor of Science in Industrial Engineering from the Georgia Institute of Technology.

In connection with his appointment, the Company and Mr. Jain have entered into a written employment agreement (the “Employment Agreement”), which provides for the following compensation terms for Mr. Jain. Pursuant to the Employment Agreement, Mr. Jain will receive a base salary of $380,000 per year. Mr. Jain is eligible to participate in the Company’s performance based incentive bonus program, including a short-term and long-term component. Mr. Jain’s targeted short-term incentive bonus is targeted at a total of $170,000 comprised of a potential cash and stock award. His targeted long-term incentive bonus is $250,000 comprised of restricted stock units (50%) which would vest over three (3) years in annual installments subject to continued employment and performance based restricted stock units (50%) which would vest over three (3) years dependent on the Company’s share price performance meeting or exceeding a stated public company market index performance.  Mr. Jain is eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Employment Agreement, his employment is terminated by the Company other than for “cause,” death or disability or by Mr. Jain for “good reason” (each as defined in his agreement), he would be entitled to any earned and unpaid salary, vested and accrued but unpaid bonus, unpaid expense reimbursement and any accrued and vested benefits under the Company’s plans. Mr. Jain would also continue to receive his base salary for a 6 month period if terminated within the first year of employment and for a 12 month period if terminated after the first year.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release issued by the Company announcing Mr. Jain’s appointment is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

In connection with this appointment, the Company and Travis Hess, formerly the Company’s Chief Revenue Officer and General Manager of LiveArea, mutually agreed to a separation with Mr. Hess seeking new opportunities. Mr. Hess has agreed to assist the Company with the transition of management for two months.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between PFSweb, Inc. and Anu Jain, dated as of April 1, 2019
99.1	Press Release dated April 2, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFSweb, Inc.

Dated: April 2, 2019	By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President, Chief Financial and Accounting Officer